Exhibit 99.1

UTSTARCOM ANNOUNCES PRELIMINARY FOURTH QUARTER
FINANCIAL RESULTS

•                  Weakness in China Business Leads to Revenue Shortfall

•                  GAAP EPS Also Reflects Charges Associated with Consolidation of Operations in Korea and Ramping CDMA Handset Business

•                  International and Audiovox Businesses Deliver Strong Results

•                  Progress in Global Transformation — Positive Q1 2005 Outlook

•                  Company to Conduct a Conference Call Today at 1:30 p.m. PST/ 4:30 p.m. EST to Discuss Preliminary Results

ALAMEDA, Calif., January 6, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based end-to-end networking solutions and services, today announced preliminary financial results for the fourth quarter 2004.  The Company expects to report fourth quarter revenues in the range of $740 million to $745 million, versus initial guidance of $875 million to $885 million.  Under Generally Accepted Accounting Principles (GAAP), the Company expects to report a Net Loss Per Share of ($0.40) to ($0.45).

The Company will conduct a conference call today to discuss these preliminary results. The call will take place at 1:30 p.m. PST/4:30 p.m. EST today, Thursday, January 6, 2005. (Please see Conference Call section below for dial-in numbers.)

“Clearly we are disappointed with our performance in China this quarter,” said Hong Lu, chief executive officer and president of UTStarcom. “The primary reason behind the lower than expected financial results was the challenging market environment that UTStarcom faced in the region.”

UTStarcom’s revenues from China operations were adversely impacted by several factors, including an overall slowing of the Chinese economy, maturation of the PAS market, and decreased capital spending.

Specifically, in the fourth quarter there were disruptions associated with

UTStarcom Inc.

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changes in senior management at the main carriers in China, and the shift of decision-making away from regional entities and towards carrier headquarters, which caused delays in both the execution of contracts and final acceptances. In addition, both China Telecom and China Netcom did not implement the anticipated increase in promotional spending at year-end that UTStarcom has benefited from historically.

“The difficult environment that UTStarcom faced in China in the fourth quarter speaks to the importance of our aggressive globalization and product diversification strategy. We made important progress across many fronts in the fourth quarter and gained momentum with both our international and Audiovox businesses.  UTStarcom announced a number of major international contract wins and continues to lead the ‘IP’ migration in the communications industry with the launch of several disruptive and revolutionary solutions.  These are important proof-points of UTStarcom’s success in executing our diversification and globalization strategy,” Lu added.

“While the transformation we have undertaken explains much of the volatility we have experienced, a loss of this magnitude is unacceptable. In addition to the progress we have made in the international business we are also reducing expenses and continuing to focus on gross margin improvement, and have aligned the organization along three major business areas for increased focus,” Lu continued. “I believe that 2005 will be the year when we successfully complete the process of transformation and position UTStarcom for sustainable long-term growth.”

Preliminary Fourth Quarter 2004 Results
Total Revenues:	$740-$745 million
China:	$350-$355 million
International:	$120-$125 million
Audiovox:	$270-$275 million

Gross Margins: (+/- 0.5%)
Core Company:	approximately 21%
Audiovox:	approximately 4%
Blended:	approximately 15%

Blended gross margin guidance given on October 26, 2004 was 17 percent.  Actual blended gross margins were impacted by larger than anticipated contribution of Audiovox sales to total revenues.

GAAP EPS:	($0.40)-($0.45)

-Cash collections were in excess of $890 million in the fourth quarter as compared to revenues of $740-745 million.

-Inventory turns continue to improve and now exceed 3.0 on an annual basis as targeted.

Backlog:

As of December 31, 2004, backlog is anticipated to be approximately $1.2 billion, compared to approximately $1.06 billion at December 31, 2003.

Fourth quarter 2004 earnings were impacted by three primary factors:

•                  A revenue shortfall of approximately $135 million and the associated gross margin impact, primarily related to weakness in the Company’s China business

•                  A charge of approximately $10-12 million associated with the consolidation of UTStarcom’s operations in Korea, related to the Hyundai Syscomm and Giga Telecom acquisitions; and

•                  Approximately $5 million in additional costs associated with the ramp in the Company’s CDMA handset business.

“Over the last several quarters, we have tried to articulate three key messages to the investment community:  our globalization and product diversification strategy, which we believe will create long-term shareholder value; the short-term volatility we expected to experience as a result of executing this strategy; and our belief in the strength of the business in 2005 and beyond,” said Mike Sophie, chief financial officer of UTStarcom.

“Clearly, we have gone through a period of volatility associated with our transformation, and this quarter’s slow-down in the China business was much greater than we had anticipated. At the same time, we believe that we have made many of the necessary business decisions and commenced operational improvements. Looking ahead to 2005, we expect to deliver improved revenues as well as GAAP profitability beginning in the first quarter.  Our guidance for the first quarter of 2005 is reflective of the current market environment in China, which are offset by strong international backlog and strong Audiovox sales.”

First Quarter 2005 Guidance
Total Revenues:	$770-$780 million
Blended Gross Margins:	23-25%
GAAP EPS:	$0.20-$0.22

The Company will provide detailed financial results for the fourth quarter and full-year 2004, in addition to guidance for the first quarter of 2005, during its regularly scheduled quarterly earnings call, which will take place on Tuesday, February 8, 2005.

Additional Reporting Metrics

In 2005, UTStarcom will introduce additional reporting metrics to provide increased transparency with respect to the Company’s financial performance:

-                    Enhanced reporting along major product lines: Wireless, Broadband, and Handsets/Customer Premise Equipment

-                    Pro Forma in addition to GAAP reporting.  Pro Forma numbers will provide an additional perspective on the underlying operating performance of the Company and will become a useful supplement to the GAAP financials in the presence of non-cash charges of approximately $25-30 million annually related to recent acquisitions; and

-                    Guidance on anticipated stock-based compensation expenses pursuant to the new accounting regulations.

Conference Call
The Company will conduct a conference call today, which is open to the public, to discuss these preliminary results. The call will take place at 1:30 p.m. PST/ 4:30 p.m. EST. The conference call dial-in numbers are as follows: United States — (888) 398-3046; International — (706) 634-2492.

A replay of the call will be available from approximately 8:00 p.m. EST on

January 6, 2005 to 11:59 p.m. EST on January 13, 2005. The conference call replay numbers are as follows: United States — (800) 642-1687; International — (706) 645-9291. The Conference ID is 3175947.

Fourth Quarter 2004 Earnings Report Date

The Company will provide detailed financial results for the fourth quarter and full-year 2004, in addition to guidance for the first quarter of 2005, during its regularly scheduled quarterly earnings call, which will take place on Tuesday, February 8, 2005.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based end-to-end networking solutions and international service and support. The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, expected fourth quarter revenues, blended gross margins and earnings per share, the anticipated completion and effect of UTStarcom’s current corporate transformation, the Company’s expected revenues, blended gross margins, earnings per share and profitability in the first quarter of 2005 and the metrics by which UTStarcom will report is financial performance in the future are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include rapidly changing technology, the changing nature of global telecommunications markets, both in China and globally, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of UTStarcom’s products, general adverse economic conditions and trends and uncertainties such as changes in government regulation and licensing requirements, both in China and globally.  UTStarcom also refers readers to the risk factors identified in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 388-3287

stephanie@engagepr.com

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